Exhibit 10.5

Via Federal Express
August 27, 2009

Mr. Stefano Sola

Dear Mr. Sola:

We are pleased to extend you an offer to serve as the Chief Investment Officer of J.G. Wentworth, LLC (the “Company”). As you are aware, we believe that your skills, experience, and personal attributes will add to our continued success.

This letter serves as an offer of employment to you from the Company. The terms of the offer supersede all prior oral and written communications between you and the Company or any representative thereof. If the terms and conditions are acceptable, please sign this offer letter and return it to the Company.

1.	Effective Date: Your service with the company will begin on or before October 5, 2009.
2.	Duties: You will perform all duties and accept all responsibilities incident to your position as Senior Vice-President and Chief Investment Officer and perform such other duties as may be reasonably assigned to you by the Company’s Chief Executive Officer (the “CEO”).
3.	Compensation: As Chief Investment Officer, you will be eligible to receive the following compensation:
A.	Base Salary. Your base salary will be $266,500 per year, payable in accordance with the Company’s normal payroll practices. Your salary will be reviewed in accordance with review procedures established by the Company.
B.	Bonus Potential. You will be eligible to receive an annual bonus of up to 200 percent of your base salary with a guaranteed first year bonus of $533,000, payable in arrears in accordance with the Company’s bonus program providing that your are employed by the Company at the time of payment. We expect this guaranteed first year bonus to be payable in February 2010. Future bonuses will be based on your and the Company’s satisfaction of pre-established performance targets. The performance targets will be set annually by the CEO and approved by the governing board of the Company.

40 Morris Avenue, Bryn Mawr, PA 19010 • 215-567-7660 • Fax: 215-567-7525
email: jgwentworth.com • web site: www.jgwfunding.com

Mr. Stefano Sola

C.	Management Shares Award. The Company will award you certain Management Shares under its 2009 Equity Compensation Plan (or a successor plan) when such plan is approved by the board. We anticipate awarding you 5% of the shares available for company management, again subject to board approval.
D.	Benefits. You will be eligible to participate in the Company’s benefits plans and receive any standard benefits under the terms and conditions that are currently offered or will be offered to full-time employees at the Company at the senior management level. All benefits will be effective upon date of hire.
E.	401-K Plan. You will be eligible to participate in the Company’s 401-K Plan and receive the Company match in accordance with the Plan after three months of service.
F.	Vacation. You will be entitled to take up to four weeks of vacation during each calendar year.
4.	Severance. In the event you are terminated by the Company for reasons other than Cause and you have not yet received the guaranteed first year bonus described in 3. B. above, upon your execution of a release of claims against the Company that is satisfactory to the Company, you will be entitled to receive the guaranteed first year bonus amount of $533,000.
5.	At-Will Employment. The relationship between you and the Company will be for an unspecified term and will be considered at will. No employment contract is created by the existence of this agreement or any policy, rule, procedure, or any verbal statements made to you by representative of the Company. Consequently, the employment relationship between you and the Company can be terminated at will, either by you or by the Company, with or without Cause or advance notice.
6.	Outside Work. All employees of the Company are expected to devote their full energies, efforts, and abilities to their employment. Accordingly, you will not be permitted to accept outside employment on a full-time or part-time basis without first obtaining appropriate approval from the Company.

Mr. Stefano Sola

7.	Confidentiality and Non-Disclosure Agreement. In consideration of the Company’s promises herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you agree to abide by the terms and conditions set forth in the Confidentiality and Non-Disclosure Agreement attached hereto.

The Company is an equal opportunity employer, and will not discriminate against its employees or applicants in any employment decision or practice because of race, color, religion, sex, national origin, marital status, pregnancy, age, ancestry, physical handicaps or medical condition.

We look forward to your favorable consideration of this offer and to the commencement of a long and rewarding relationship.

Sincerely,

J.G. Wentworth, LLC
By:	/s/ David Miller
David Miller, CEO

I hereby acknowledge that I have reviewed the terms and conditions of this offer of employment including the Confidentiality and Non-Disclosure Agreement attached hereto and I hereby accept the offer of employment upon the terms and conditions contained in this letter.

Accepted:	/s/ Stefano Sola	Date: 8/27/09
Stefano Sola